                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [x]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [x] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [ ] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                                   Stericycle
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                                   Stericycle
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [x] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                                STERICYCLE, INC.


                              ___________________

                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON AUGUST 5, 1999

                              ___________________

Dear Stockholder:

     You are cordially invited to attend the 1999 Annual Meeting of Stockholders of Stericycle, Inc. (the "Company"), which will be held at the Rosemont Suites Hotel, 5500 North River Road, Rosemont, Illinois 60018 on Thursday, August 5, 1999, beginning at 10:00 a.m. (Chicago time).

     At the Annual Meeting, stockholders will be asked to consider and vote upon the following items of business:

     1. Election of a Board of Directors to hold office until the Annual Meeting of Stockholders in 2000

     2. A proposal to amend the Company's certificate of incorporation to authorize a class of preferred stock

     3. A proposal to authorize the issuance and sale, for cash, of up to 5,000,000 shares of the Company's Common Stock, or securities convertible into up to 5,000,000 shares of Common Stock, in one or more privately negotiated transactions to be completed no later than July 31, 2000

     4. Ratification of the appointment of Ernst & Young LLP as the Company's independent public accountants for the year ending December 31, 1999

     5. Any other matters that properly come before the meeting or any adjournment of the meeting

     Only stockholders of record at the close of business on the record date of June 28, 1999 are entitled to vote at the Annual Meeting and any adjournment.

     For the convenience of those stockholders who do not plan to attend the Annual Meeting in person and who desire to have their shares voted, a proxy card is enclosed. If you do not plan to attend the Annual Meeting, please complete and return the proxy card in the envelope provided for that purpose. If you return your proxy card and later decide to attend the Annual Meeting in person, or for any other reason desire to revoke your proxy, you may do so at any time before your proxy is voted.


                           For the Board of Directors



           Jack W. Schuler                 Mark C. Miller
           Chairman of the Board           President and Chief Executive Officer


July 7, 1999
Lake Forest, Illinois

                                STERICYCLE, INC.

                             28161 North Keith Drive
                           Lake Forest, Illinois 60045

                              ___________________


                                 PROXY STATEMENT

                       1999 ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON AUGUST 5, 1999

                              ___________________


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Stericycle, Inc. (the "Company") for use at the Company's 1999 Annual Meeting of Stockholders (the "Annual Meeting"), to be held at the Rosemont Suites Hotel, 5500 North River Road, Rosemont, Illinois on Thursday, August 5, 1999, beginning at 10:00 a.m. (Chicago time). This Proxy Statement and the accompanying materials are being mailed to stockholders beginning on or about July 7, 1999.

                                     GENERAL

     Common Stock. The Company's authorized capital stock consists of Common Stock, par value $0.01 per share ("Common Stock"). As of May 31, 1999, there were 14,552,417 shares of Common Stock outstanding.

     Stockholders Entitled To Vote. Only stockholders of record at the close of business on the record date of June 28, 1999 are entitled to notice of the Annual Meeting and to vote their shares of record at the Annual Meeting and at any adjournment of the meeting. Each outstanding share of Common Stock is entitled to one vote.

     Quorum. Holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting who are present in person or represented by proxy will constitute a quorum to conduct business at the meeting. The inspectors of election appointed at the meeting will determine the existence of a quorum and tabulate the votes cast at the meeting.

     Voting. The affirmative vote of holders of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote will be required for the election of directors (Item 1). The affirmative vote of holders of a majority of the shares of Common Stock outstanding as of the record date will be required to approve the proposal to amend the Company's certificate of incorporation to authorize a class of preferred stock (Item 2). For each other matter coming before the meeting, the affirmative vote of holders of a majority of the shares present in person or represented by proxy, entitled to vote and voting will be required for approval of the matter.

     A stockholder may withhold authority to vote for one or more nominees for director and may abstain from voting on one or more of the other matters coming before the Annual Meeting. Shares for which authority is withheld or which a stockholder abstains from voting will be counted for purposes of determining whether a quorum is present. Shares for which authority is withheld will have no effect on the vote for election of directors (Item 1) or the vote on the proposal to authorize the issuance and sale of up to 5,000,000 shares of Common Stock or securities convertible into up to 5,000,000 shares of Common Stock (Item 3)

(which, as noted, require the affirmative vote of a plurality and a majority, respectively, of the votes cast). Shares for which authority is withheld will have the effect of a vote against the proposal to amend the Company's certificate of incorporation to authorize the creation of a class of preferred stock (Item 2) (which, as noted, requires the affirmative vote of holders of a majority of the shares of Common Stock outstanding as of the record date). Shares which a stockholder abstains from voting will be included in the total of the votes cast and will have the effect of a vote against the matter in question. If a broker or nominee indicates on a proxy card that it does not have discretionary authority to vote on a particular matter, the shares will be counted for purposes of determining whether a quorum is present and will count as a vote against the proposal to authorize the creation of a class of preferred stock (Item 2), but will have no effect on any of the other matters acted upon at the meeting.

     Proxies. If a stockholder properly completes and returns the accompanying proxy card, the shares of Common Stock represented by the proxy will be voted as the stockholder directs. IF NO DIRECTIONS ARE GIVEN, THE PERSONS APPOINTED AS PROXY HOLDERS WILL VOTE THE SHARES IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

     A stockholder may revoke a proxy at any time before it is voted by filing a signed notice of revocation with the Secretary of the Company or by returning a properly completed proxy card bearing a later date. In addition, a stockholder may revoke a proxy by attending the Annual Meeting in person and requesting to vote. Attending the meeting in person will not, by itself, constitute revocation of the proxy.

                                 STOCK OWNERSHIP

     The following tables provides certain information regarding the beneficial ownership of shares of the Company's Common Stock as of May 31, 1999. Under the rules of the Securities and Exchange Commission, beneficial ownership is defined generally as the sole or shared power to vote or to direct the disposition of a security. Unless otherwise indicated in a footnote, the persons named in the following tables have sole voting and investment power in respect of the shares of Common Stock shown as beneficially owned by them.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table provides certain information regarding the beneficial ownership of Common Stock by each person (other than a director or executive officer) who was known to the Company to be the beneficial owner as of May 31, 1999 of more than 5% of the Company's outstanding Common Stock:


                                                      SHARES
                                                   BENEFICIALLY
       NAME AND ADDRESS                                OWNED        PERCENTAGE
       ----------------                                -----        ----------

The TCW Group, Inc. (1)..........................     785,300         5.42%
865 South Figueroa Street
Los Angeles, California 90017
_______________________________

(1) The shares shown as beneficially owned by The TCW Group, Inc., are derived from a Schedule 13G (Amendment No. 1), dated February 12, 1999, jointly filed and furnished to the Company by The TCW Group, Inc., a parent holding company, and Robert Day, an individual who may be deemed to control The TCW Group, Inc., reporting that, for reporting purposes, each of them holds sole voting and dispositive power over 785,300 shares. The Schedule 13G indicates that: (i) no shares are held directly by The TCW Group, Inc.;
     (ii) The TCW Group, Inc. indirectly holds shares through its subsidiaries, Trust Company of the West, TCW Asset Management Company and TCW Funds Management, Inc.; and (iii) aside from the indirect holdings of The TCW Group, Inc., Robert Day does not directly or indirectly hold any of these shares.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table provides certain information regarding the beneficial ownership of Common Stock as of May 31, 1999 by (i) each of the Company's directors, (ii) each of the Company's executive officers listed in the Summary Compensation Table on page 8 and (iii) all of the directors and executive officers of the Company as a group:

                                                                                  OPTION AND
                                                                    SHARES      WARRANT SHARES
                                                                 BENEFICIALLY    BENEFICIALLY      COMBINED
       NAME                                                          OWNED         OWNED(1)      PERCENTAGE(2)
       ----                                                          -----         --------      -------------
Jack W. Schuler(3)..............................................    894,515         51,969           6.48%

Mark C. Miller(4)...............................................    543,932        136,173           4.63%

Rod F. Dammeyer(5)..............................................     11,000         14,801           *

Patrick F. Graham...............................................      9,783         19,567           *

John Patience...................................................    211,057         52,439           1.80%

Peter Vardy(6)..................................................    163,362         43,549           1.42%

L. John Wilkerson, Ph.D.(7).....................................     29,226             --           *

Anthony J. Tomasello............................................    129,013         38,937           1.15%

Frank J.M. ten Brink............................................         53         30,935           *

Linda D. Lee....................................................     69,333             --           *

Michael J. Bernert(8)...........................................      6,371         82,788           *

All directors and executive officers as a group (12 persons)(9)   2,007,656        488,944           16.59%

 *   Less than 1%.

(1) This column shows shares of Common Stock issuable upon the exercise of stock options or warrants exercisable as of or within 60 days after May 31, 1999.

(2) Shares of Common Stock issuable upon the exercise of stock options or warrants exercisable as of or within 60 days after May 31, 1999 are considered outstanding for purposes of computing the percentage of the person holding the option or warrant but are not considered outstanding for purposes of computing the percentage of any other person.

(3) The shares shown as beneficially owned by Mr. Schuler include 35,218 shares owned by his wife and trusts for the benefit of his children, as to which Mr. Schuler disclaims any beneficial ownership, and 30,000 shares owned by a family foundation of which Mr. Schuler is the sole trustee, as to which Mr. Schuler disclaims beneficial ownership.

(4) The shares shown as beneficially owned by Mr. Miller include 76,346 shares owned by trusts for the benefit of his sons, as to which Mr. Miller disclaims beneficial ownership.

(5) The shares shown as beneficially owned by Mr. Dammeyer include 1,000 shares owned by his wife, as to which Mr. Dammeyer disclaims beneficial ownership.

(6) The shares shown as beneficially owned by Mr. Vardy include 67,614 shares owned by trusts for the benefit of his children, as to which Mr. Vardy disclaims beneficial ownership.

(7) Dr. Wilkerson is an indirect general partner of Galen Partners, L.P. and Galen Partners International, L.P., which together own 290,484 shares (including 16,279 shares issuable upon the exercise of stock options and warrants exercisable as of or within 60 days after May 31,
     1999). Dr. Wilkerson disclaims any beneficial interest in the shares held by these two limited partnerships except to the extent of his individual ownership of limited partnership interests and his pecuniary interest arising from his indirect general partnership interest.

(8) The shares shown as beneficially owned by Mr. Bernert include 1,000 shares owned by his wife, as to which Mr. Bernert disclaims beneficial ownership.

(9) The group of directors and executive officers does not include Ms. Lee, who resigned as an employee in March 1999.


                                     ITEM 1

                              ELECTION OF DIRECTORS

     The Board of Directors of the Company is currently comprised of seven directors. All seven directors will be elected at the Annual Meeting. Each director elected will hold office until the Company's Annual Meeting of Stockholders in 2000 or until his successor is elected and qualified.

NOMINEES FOR DIRECTOR

     The following table provides certain information regarding the nominees for election as directors. All seven nominees are currently serving as directors of the Company.

         NAME                                    POSITION WITH COMPANY                            AGE
         ----                                    ---------------------                            ---
     Jack W. Schuler......................   Chairman of the Board of Directors                    58
     Mark C. Miller.......................   President, Chief Executive Officer and a Director     43
     Rod F. Dammeyer......................   Director                                              58
     Patrick F. Graham....................   Director                                              58
     John Patience........................   Director                                              51
     Peter Vardy..........................   Director                                              68
     L. John Wilkerson, Ph.D. ............   Director                                              55

     Jack W. Schuler has served as Chairman of the Board of Directors of the Company since January 1990. From January 1987 to August 1989, Mr. Schuler served as President and Chief Operating Officer of Abbott Laboratories, a diversified health care company, where he served as a director from April 1985 to August 1989. Mr. Schuler serves as a director of Chiron Corporation and Medtronic, Inc. and as Chairman of the Board of Directors of Ventana Medical Systems, Inc. He is a co-founder of Crabtree Partners LLC, a private investment firm in Lake Forest, Illinois, which was formed in June 1995. Mr. Schuler received a B.S. degree in mechanical engineering from Tufts University and a M.B.A. degree from the Stanford University Graduate School of Business Administration.

     Mark C. Miller has served as President and Chief Executive Officer and a director since joining the Company in May 1992. From May 1989 until he joined the Company, Mr. Miller served as Vice President for the Pacific, Asia and Africa in the International Division of Abbott Laboratories, which he joined in 1976 and where he held a number of management and marketing positions. He is a director of Affiliated Research Centers, Inc., which provides clinical research for pharmaceutical companies and is a director of Lake Forest Hospital. Mr. Miller received a B.S. degree in computer science from Purdue University, where he graduated Phi Beta Kappa.

     Rod F. Dammeyer has served as a director of the Company since January 1998. He is the Managing Partner of Equity Group Corporate Investments and Vice Chairman and a director of Anixter International Inc., where he has been employed since 1985. Mr. Dammeyer is a director of Antec Corporation, CNA Surety Corporation, Grupo Azucarero Mexico, IMC Global, Inc., Jacor Communications, Inc., Matria Healthcare,

Inc., Metal Management, Inc., TeleTech Holdings, Inc. and Transmedia Network, Inc., and a trustee of Van Kampen Investments, Inc. closed-end funds. He received a B.S. degree from Kent State University.

     Patrick F. Graham has served as a director of the Company since May 1991. Mr. Graham is President and Chief Executive Officer and a director of World Corporation and a director of Intelidata Technologies, Inc. He was a co-founder of Bain & Company, Inc., a management consulting firm in Boston, Massachusetts, where he served in a number of positions from 1973 to 1997. He received a B.A. degree in economics from Knox College and a M.B.A. degree from the Stanford University Graduate School of Business Administration.

     John Patience has served as a director of the Company since its incorporation in March 1989. He is a co-founder and partner of Crabtree Partners LLC, a private investment firm in Lake Forest, Illinois, which was formed in June 1995. From January 1988 to March 1995, Mr. Patience was a general partner of Marquette Venture Partners, L.P., a venture capital fund which he co-founded and which led the Company's initial capitalization. Mr. Patience is a director of TRO Learning, Inc. and Vice Chairman of the Board of Directors of Ventana Medical Systems, Inc. He received B.A. and B.L degrees from the University of Sydney in Sydney, Australia, and a M.B.A. degree from the Wharton School of Business of the University of Pennsylvania.

     Peter Vardy has served as a director of the Company since July 1990. He is the Managing Director of Peter Vardy & Associates, an international environmental consulting firm in Chicago, Illinois, which he founded in June 1990. From April 1973 to May 1990, Mr. Vardy served at Waste Management, Inc., a waste management services company, where he was Vice President, Environmental Management. He is a director of EMCON, which he co-founded in 1971. Mr. Vardy received a B.S. degree in geological engineering from the University of Nevada.

     L. John Wilkerson, Ph.D., has served as a director of the Company since July 1992. He is a consultant to The Wilkerson Group, a health care products consulting firm in New York, New York. Dr. Wilkerson has served with The Wilkerson Group since 1980 and prior to its acquisition by IBM Corporation was its Chairman. Dr. Wilkerson also serves as a general partner of Galen Partners, L.P. and Galen Partners International, L.P., affiliated health care venture capital funds. He is a director of British Biotech Plc. and several privately held health care companies. Dr. Wilkerson received a B.S. degree in biological sciences from Utah State University and a Ph.D. degree in managerial economics and marketing research from Cornell University.

COMMITTEES OF THE BOARD

     The Board of Directors has standing Compensation and Audit Committees. It does not have a standing nominating committee.

     The Compensation Committee, consisting of Messrs. Schuler (Chairman) and Vardy and Dr. Wilkerson, makes recommendations to the full Board of Directors concerning the base salaries and cash bonuses of the Company's executive officers and reviews the employee compensation policies of the Company generally. The Compensation Committee also administers the Company's stock option plans as they apply to executive officers. The Audit Committee, consisting of Messrs. Dammeyer (Chairman), Patience and Vardy, makes recommendations to the full Board of Directors regarding the selection of independent public accountants, reviews the results and scope of the audit and other services provided by the Company's independent public accountants, and reviews and evaluates the Company's financial reporting process and internal accounting controls.

MEETINGS

     The Board of Directors held six meetings during 1998 (including one meeting by teleconference) and acted without a meeting by unanimous written consent on a number of occasions. The Compensation and Audit Committees each held one meeting during 1998.

     Messrs. Dammeyer, Graham, Miller and Vardy each attended all of the meetings of the Board of Directors during 1998. Mr. Schuler and Dr. Wilkerson each were unable to attend one meeting, and Mr. Patience was unable to attend two meetings. With the exception of Mr. Graham, who was then a member of the Audit Committee, all of the members of the Compensation and Audit Committees attended the respective meetings of those committees.

COMPENSATION OF DIRECTORS

     Directors of the Company do not receive fees or other cash compensation for their services as directors.

     The Company's Directors Stock Option Plan, which was approved by the Company's stockholders in July 1996, authorizes nonstatutory stock options to purchase a total of 285,000 shares of Common Stock to be granted to the Company's outside directors (i.e., directors who are neither officers nor employees of the Company). Each option grant is for a formula-determined number of shares.

     As of each annual meeting, each incumbent outside director who is reelected as a director at the annual meeting is automatically granted an option to purchase a number of shares determined by multiplying 7,000 shares by a fraction, the numerator of which is $12.00 and the denominator of which is the closing price of a share of Common Stock (the "closing price") on the date of the annual meeting; and each outside director who is elected as a director for the first time is automatically granted an option to purchase a number of shares determined by multiplying 21,000 shares by a fraction, the numerator of which is $12.00 and the denominator of which is closing price on the date of the annual meeting. These option grants are subject to a maximum grant of 9,500 shares and a minimum grant of 4,500 shares (or a maximum grant of 28,500 shares and a minimum grant of 13,500 shares in the case an outside director who is elected as a director for the first time at an annual meeting). In accordance with these terms, each of the six incumbent outside directors who were reelected as directors at the 1998 Annual Meeting in April 1998 was granted an option to purchase 5,895 shares at an exercise price of $14.25 per share. In addition, with the approval of the full Board (other than Mr. Dammeyer), Mr. Dammeyer, who was initially elected as a director by the Board in January 1998, was granted an option to purchase 28,500 shares at an exercise price of $14.00 per share in February 1998, consistent with the option grant that he would have received if he had been elected as a director for the first time at the 1998 Annual Meeting.

     The exercise price of each option granted under the plan is the closing price of a share of Common Stock on the date of grant, and the term of each option is six years from the date of grant. Each option vests in 12 equal monthly installments and may be exercised only when it is vested and only while the holder of the option remains a director of the Company or during the 90-day period following the date that he or she ceases to serve as a director. The Directors Stock Option Plan has a six-year term, and no option may be granted under the plan after its expiration in June 2002.

     Each option granted under the Directors Stock Option Plan is transferable to (i) a member of the outside director's immediate family, (ii) a trust for the primary benefit of the outside director or any one or more members of his immediate family, or (iii) a corporation, partnership or other entity which, together with its affiliates, owns at the time of transfer at least 2.0% of the Company's outstanding Common Stock and with which the outside director has a contractual obligation to assign his "outside" remuneration received by reason of his relationship with such corporation, partnership or other entity. In accordance with a contractual obligation, Dr. Wilkerson assigned to Galen Partners, L.P. the option to purchase 5,895 shares that he was granted under the plan in respect of his reelection as a director at the 1998 Annual Meeting.

CERTAIN TRANSACTIONS

     In December 1998, the Company entered into a subordinated loan agreement with a group of lenders consisting of six of the Company's seven directors (Mr. Graham being the only director not participating), pursuant to which the lenders agreed to provide the Company with up to $5,500,000 of short-term financing upon the Company's request. In December 1998, the Company borrowed $2,750,000, and in January 1999, the Company borrowed the remaining balance available under the loan agreement. Each loan bore interest at 6.0% per annum and was repaid in March 1999 following the completion in February 1999 of the Company's public offering which was pending when the loans were made. Under the terms of the subordinated loan agreement, the lenders were granted five-year warrants to purchase shares of the Company's Common Stock, exercisable at any time after the first anniversary of the grant date. Upon entering into the loan agreement, each lender was granted a warrant to purchase a number of shares of Common Stock equal to the amount of the lender's loan commitment multiplied by 0.05 and then divided by the closing price of a share of Common Stock on the trading day immediately prior to the date of the lender's execution of the loan agreement. This closing price is also the exercise price of the warrant. In addition, at the time of each loan, each lender was granted a warrant to purchase a number of shares of Common Stock equal to the amount of the loan multiplied by 0.30 and then divided by the closing price of a share of Common Stock on the trading day immediately prior to date of disbursement of the lender's loan. This closing price is also the exercise price of the warrant. In connection with their loans, the lenders were granted warrants to purchase, in the aggregate, 18,970 shares of Common Stock at $14.50 per share, 43,551 shares of Common Stock at $15.50 per share and 59,092 shares of Common Stock at $16.50 per share.

     In May 1996, the Company borrowed $1,000,000 under a short-term loan from a group of seven lenders consisting of directors (Messrs. Schuler, Miller, Patience and Vardy), executive officers (Messrs. Tomasello and Bernert and the Company's former Vice President, Finance) and stockholders (Galen Partners, L.P. and Galen Partners International, L.P.). The Company's loan was interest-free if paid when due and was due within 30 days after completion of an initial public offering or upon the occurrence of certain other events. The Company repaid the loan following the closing of its initial public offering in August 1996. In connection with the loan, the Company issued warrants to members of the lending group to purchase, in the aggregate, 226,036 shares of the Company's Common Stock at an exercise price of $7.96 per share. These warrants expire in May 2001 and are exercisable at any time prior to their expiration. During 1998, warrants to purchase 35,940 shares were exercised, and at December 31, 1998, warrants to purchase 190,096 shares remained outstanding.

                             EXECUTIVE COMPENSATION

1998 COMPENSATION

     The following table provides certain information regarding the compensation paid to or earned by the Company's President and Chief Executive Officer and its four other most highly compensated executive officers (the "named executive officers") for services rendered in 1998, 1997 and 1996:

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                                              COMPENSATION AWARDS
                                                        ANNUAL COMPENSATION   -------------------
                                              FISCAL    -------------------   NUMBER OF SECURITIES      ALL OTHER
       NAME AND PRINCIPAL POSITION             YEAR      SALARY    BONUS(1)   UNDERLYING OPTIONS(2)  Compensation(3)
       ---------------------------             ----      ------    -----      ------------------     ---------------

Mark C. Miller(4)...........................   1998    $ 235,000   $ 30,500         51,429              $ 300
President and Chief Executive Officer          1997      235,000         --         60,000                300
                                               1996      148,481         --         41,220                300

Anthony J. Tomasello........................   1998      150,000      1,750         22,000                300
Executive Vice President and                   1997      150,000         --         20,972                300
Chief Technical Officer                        1996      136,025         --          9,946                300

Frank J.M. ten Brink(5).....................   1998      150,000     16,867         20,429                300
Vice President, Finance and                    1997       70,619         --         55,000                300
Chief Financial Officer                        1996           --         --             --                 --

Linda D. Lee(6)...........................     1998      130,000     13,400         11,286                300
Vice President, Regulatory Affairs             1997      130,000         --         16,830                300
and Quality Assurance                          1996      120,583         --          5,086                300

Michael J. Bernert........................     1998      127,462     21,569         11,000                300
Vice President, Sales and Marketing            1997      123,833         --         21,174                300
                                               1996      112,615         --         22,101                300

___________________

(1) The bonuses paid during 1998 to Messrs. Miller, Tomasello, ten Brink and Bernert and Ms. Lee were awarded under the Company's cash bonus program for executive officers, pursuant to which executive officers may elect, in advance of any award, to forego some portion or all of any bonus otherwise payable under the bonus program and receive instead an immediately vested nonstatutory stock option at an exercise price per share equal to the closing price of a share of the Company's Common Stock on the bonus award date (the "closing price"). For the bonuses paid in 1998, the number of shares for which an option was granted was determined by dividing the product of four times the amount of the cash bonus that a participating executive officer elected to forego by the closing price. See "Report of the Compensation Committee on Executive Compensation--Cash Bonuses." Without giving effect to their prior elections to forego portions of their cash bonuses, the cash bonuses paid to Messrs. Miller, Tomasello and ten Brink and Ms. Lee would have been $70,500, $36,750, $21,867 and $28,400, respectively. Mr. Bernert did not elect to forego any portion of his cash bonus.

(2) The stock options granted during 1998 to Messrs. Miller, Tomasello and ten Brink and Ms. Lee include options to purchase 11,429, 10,000, 1,429 and 4,286 shares, respectively, granted to them in lieu of portions of the cash bonuses otherwise payable to them under the Company's cash bonus program for executive officers. See Note 1.

(3) These amounts represent the Company's matching contribution under the Company's 401(k) plan. For 1996, 1997 and 1998, the matching contribution was 30% of the first $1,000 contributed by each participant.

(4) The salary for 1996 shown for Mr. Miller includes $22,917 paid to him in February 1997. This amount represented the additional salary that the Company would have paid to Mr. Miller in 1996 if, like the Company's other executive officers, he had resumed receiving his full base salary upon the termination in mid-October 1996 of a voluntary 12-month salary reduction program for management. The amount in question has been excluded from the salary for 1997 shown for Mr. Miller.

(5)  Mr. ten Brink joined the Company in June 1997.

(6)  Ms. Lee resigned as an employee in March 1999.

1998 STOCK OPTION GRANTS

     The following table provides certain information regarding stock options granted to the named executive officers in 1998. In accordance with the rules of the Securities and Exchange Commission, the following table also provides the potential realizable value over the term of the options (i.e., the period from the date of grant to the date of expiration) based upon assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts do not represent the Company's estimate of future appreciation of the price of its Common Stock. The Company did not grant stock appreciation rights to any named executive officer in 1998.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS
                                        -----------------                                 POTENTIAL REALIZABLE
                                                  % OF TOTAL                                VALUE AT ASSUMED
                                    NUMBER OF       OPTIONS                               ANNUAL RATES OF STOCK
                                   SECURITIES     GRANTED TO     EXERCISE                PRICE APPRECIATION FOR
                                   UNDERLYING    EMPLOYEES IN    PRICE PER   EXPIRATION      OPTION TERM(4)
                                   OPTIONS(1)   FISCAL YEAR(2)   SHARE(3)       DATE         5%           10%
                                   -------      -----------      -----          ----         --           ---
Mark C. Miller....................    8,545         2.90%       $ 13.625      3/31/08    $  73,880    $ 187,610
                                     11,429         3.88%         14.00       3/31/08      101,499      257,726
                                     31,455        10.69%         13.625      3/31/08      271,959      690,610
Anthony J. Tomasello..............   12,000         4.08%         13.625      3/31/08      103,751      263,466
                                     10,000         3.40%         14.00       3/31/08       88,809      225,502

Frank J.M. ten Brink..............    7,725         2.62%         13.625      3/31/08       66,790      169,606
                                      1,429         0.49%         14.00       3/31/08       12,691       32,224
                                     11,275         3.83%         13.625      3/31/08       97,483      247,548

Linda D. Lee......................    7,000         2.38%         13.625      3/31/08       60,522      153,688
                                      4,286         1.46%         14.00       3/31/08       38,063       94,650

Michael J. Bernert................   11,000         3.74%         13.625      3/31/08       95,106      241,510

____________________________________

(1) All of the stock options granted to the named executive officers were granted under the Company's 1997 Stock Option Plan. Each option granted vests over a four-year period: one-quarter of the option vests at the end of the first year, and the balance of the option vests in equal monthly increments over the next 36 months. The options for 11,429, 10,000, 1,429 and 4,286 shares granted to Messrs. Miller, Tomasello and ten Brink and Ms. Lee, respectively, were granted in lieu of portions of the cash bonuses otherwise payable to them under the Company's cash bonus program for executive officers. See "Report of the Compensation Committee on Executive Compensation--Cash Bonuses."

(2) The percentages shown in the table reflect options for a total of 294,368 shares granted to employees during 1998. All of these options were granted under the Company's 1997 Stock Option Plan.

(3) The exercise price per share shown in the table is equal to the closing price of a share of Common Stock on the date of grant.

(4) The potential realizable value was calculated on the basis of the 10-year term of each option on its grant date, assuming that the fair market value of the underlying stock on the grant date appreciates at the indicated annual rate compounded annually for the entire term of the term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. The potential realizable value of each option was calculated using the exercise price of the option as the fair market value of the underlying stock on the grant date.

1998 OPTION EXERCISES AND YEAR END OPTION VALUES

     The following table provides certain information regarding stock option exercises in 1998 by the named executive officers and the value of the stock options that they held at December 31, 1998. No named executive officer exercised any stock appreciation rights during the year or had any stock appreciation rights outstanding at the end of the year.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES

                                                            NUMBER OF SECURITIES    VALUE OF UNEXERCISED
                                                                 UNDERLYING             IN-THE-MONEY
                                                            UNEXERCISED OPTIONS         OPTIONS AT
                                    SHARES                     FISCAL YEAR END       FISCAL YEAR END(2)
                                   ACQUIRED        VALUE       ---------------       ---------------
                                  ON EXERCISE   REALIZED(1)  VESTED    UNVESTED      VESTED      UNVESTED
                                  -----------   --------     ------    --------      ------      --------

Mark C. Miller...................    26,400     $ 300,246    95,904     90,941    $ 1,163,146   $ 579,651

Anthony J. Tomasello.............     6,000        81,750    20,925     28,121        133,756     173,814

Frank J.M. ten Brink.............        --            --    17,925     57,504        137,067     360,345

Linda D. Lee.....................    11,354       159,532     5,658     19,292         21,770     123,791

Michael J. Bernert...............     2,000        29,940    62,361     31,929        901,741     238,446

_________________________________

(1) The value realized was determined by multiplying the number of option shares acquired by the closing price of a share of the Company's Common Stock on the date of exercise, and then subtracting the aggregate exercise price.

(2) The value of in-the-money stock options was determined by multiplying the number of vested (exercisable) or unvested (unexercisable) options by $16.125 per share, which was the closing price of a share of Common Stock on December 31, 1998, and then subtracting the aggregate exercise price.

STOCK OPTION PLANS

     The Company has adopted two stock option plans in addition to the Directors Stock Option Plan: (i) the 1997 Stock Option Plan (the "1997 Plan"), which was approved by the Company's stockholders at the 1997 Annual Meeting; and (ii) the Incentive Compensation Plan (the "1995 Plan"), which was adopted in August 1995. Each plan authorizes a total of 1,500,000 shares of Common Stock to be issued pursuant to options granted under the plan or, in the case of the 1995 Plan, restricted stock awarded under the plan. If an option granted under either plan expires unexercised or is surrendered, or, in the case of the 1995 Plan, if the Company repurchases shares of restricted stock awarded under the plan, the shares subject to the option or repurchased by the Company once again become available for option grants or, in the case of the 1995 Plan, restricted stock awards.

     As of December 31, 1998, 924,224 shares were available for future option grants under the 1997 Plan, and 377,942 shares were available for future option grants or restricted stock awards under the1995 Plan. No option grants or restricted stock awards were made under the 1995 Plan during 1998. Each plan has a 10-year term, and no option may be granted under the 1997 Plan after its expiration in January 2007, and no option may be granted or shares of restricted stock awarded under the 1995 Plan after its expiration in July 2005.

     Both plans provide for the grant of incentive stock options intended to satisfy the requirements of section 422 of the Internal Revenue Code of 1986, as amended, nonstatutory stock options and, in the case of the 1995 Plan, restricted stock awards. Incentive stock options may be granted and, in the case of the 1995 Plan, shares of restricted stock may be awarded only to employees of the Company. Nonstatutory stock options may be granted under the 1997 Plan to employees, directors and consultants and may be granted under the 1995 Plan to employees and consultants. Both plans are administered by the Board of Directors in respect of all eligible persons other than executive officers and by the Compensation Committee of the Board of Directors in respect of executive officers. The Board of Directors or the Compensation Committee, as the case may be, selects the eligible persons to whom options are granted or, in the case of the 1995 Plan, restricted stock is awarded and, subject to the provisions of the particular plan, determines the terms of each option or award, including, in the case of an option, the number of shares, type of option, exercise price and vesting schedule, and, in the case of an award of restricted stock under the 1995 Plan, the purchase price, if any, and the restrictions applicable to the award.

     The exercise price per share of options granted under either plan must be at least equal to the closing price of a share of Common Stock on the date of grant, with the exception that the exercise price per share of an incentive stock option granted to an employee of the Company holding more than 10% of the Company's outstanding Common Stock must be at least 110% of the closing price. The maximum term of an option granted under either plan may not exceed 10 years. An option may be exercised only when it is vested and, in the case of an option granted to an employee, only while the holder of the option remains an employee of the Company or during the 90-day period following the termination of his or her employment. In the discretion of the Board of Directors or the Compensation Committee, as the case may be, this 90-day period may be extended in the case of nonstatutory stock options to any date ending on or before the expiration date of the option. In addition, the Board of Directors or the Compensation Committee, as the case may be, may accelerate the exercisability of an option at any time.

OTHER PLANS

     The Company maintains a 401(k) plan in which employees who have completed one year's employment and attained age 21 are eligible to participate. The plan permits the Company to make matching contributions of a percentage of participants' deferrals as determined each year by the Board of Directors. For 1998, the Company made matching contributions of 30% of the first $1,000 contributed by participants. The Company also maintains a nonqualified employee stock purchase plan under which employees may purchase Common Stock on the open market through payroll deductions.

EMPLOYMENT AGREEMENTS

     The Company has not entered into written employment agreements with any of its executive officers or employees. All of the Company's executive officers and employees have signed confidentiality agreements with the Company.

                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

     The compensation of the Company's executive officers is determined generally by the Compensation Committee of the Company's Board of Directors. The three members of the Compensation Committee, Messrs. Schuler and Vardy and Dr. Wilkerson, are outside directors of the Company.

     Decisions of the Compensation Committee relating to the executive officers' base salaries and cash bonuses are subject to the review and approval of the full Board of Directors; decisions of the Compensation Committee relating to executive officers' stock options are reviewed by the full Board but are not subject to the Board's approval.

EXECUTIVE COMPENSATION POLICIES

     The Company's executive compensation policies seek to coordinate the executive officers' compensation with the Company's performance objectives and business strategy. These policies are intended to attract, motivate and retain executive officers whose contributions are critical to the Company's long-term success and to reward executive officers for attaining individual and corporate objectives that enhance stockholder value.

     The Company's compensation program for its executive officers consists of cash compensation and long-term compensation. Cash compensation is paid in the form of a base salary and a discretionary cash bonus, and long-term compensation is paid in the form of stock options. Bonuses are intended to provide executive officers with an opportunity to earn additional cash compensation through individual and Company performance. Stock options are intended to focus executive officers on managing the Company from the perspective of owners with an equity interest and to align their long-term compensation with the benefits realized by the Company's stockholders.

     Salaries. The Compensation Committee determines the salaries of executive officers on the basis of (i) the individual officer's salary grade within the Company, scope of responsibilities and level of experience, (ii) the rate of inflation, (iii) the range of the Company's salary increases for its employees generally and (iv) the salaries paid to comparable officers in comparable companies. The Compensation Committee has not commissioned any formal surveys of executive officer compensation at comparable companies, but has relied on published salary surveys for indications of salary trends generally and at small growth companies in particular.

     The Compensation Committee did not recommend any changes in the base salaries of the Company's executive officers for 1998. The base salaries for 1998 of the Company's executive officers were the same as their base salaries for 1997.

     Cash Bonuses. In March 1998, the Compensation Committee recommended (and the Board of Directors approved) the adoption of a cash bonus program for executive officers. Under this program, each of the Company's executive officers is eligible for a cash bonus of up to 20%, 25% or 30% of his or her base salary (depending upon salary grade), with the actual amount awarded being determined by the Compensation Committee on the basis of specific Company and individual performance goals and criteria. Pursuant to this program and on the Committee's recommendation, in March 1998 the Company paid cash bonuses to Messrs. Miller, Tomasello, ten Brink and Bernert and Ms. Lee of $30,500, $1,750, $16,867, $21,569 and $13,400, respectively, for their performance during 1997. (Without giving effect to the prior elections of Messrs. Miller, Tomasello and ten Brink and Ms. Lee to receive stock options in lieu of cash, pursuant to the program described in the next paragraph, their bonuses would have been $70,500, $36,750, $21,867, and $28,400, respectively. Mr. Bernert did not elect to forego any portion of his cash bonus.)

     In keeping with the Company's philosophy of encouraging stock ownership by management, in March 1998, the Compensation Committee recommended (and the Board of Directors adopted) a program to allow executive officers to elect, in advance of any award, to forego some portion or all of any bonus otherwise payable under the cash bonus program and to receive instead an immediately vested nonstatutory stock option at an exercise price per share equal to the closing price of a share of the Company's Common Stock on the bonus award date (the "closing price"). For the bonuses paid in March 1998, the number of shares for which an option was granted to a participating executive officer was determined by dividing the product of four times the amount of the cash bonus that he or she elected to forego by the closing price. Pursuant to this program and in accordance with the officers' prior elections, in March 1998, the Company granted Messrs. Miller, Tomasello and ten Brink and Ms. Lee nonstatutory stock options for 11,429, 10,000, 1,429 and 4,286 shares of Common Stock, respectively.

     Stock Options. The Compensation Committee believes that the grant of stock options is a desirable method of acknowledging the efforts of the Company's executive officers and to encouraging their continued high levels of performance. In deciding on the stock option grants to individual executive officers in respect of their performance, the Compensation Committee employs a formula taking into account each officer's salary grade and the Company's financial performance as measured by a trailing average of the market price of the Company's Common Stock. The Compensation Committee then adjusts the formula-determined option grant by a factor reflecting the Committee's assessment of the individual officer's performance, initiative and contribution to the Company's success in meeting its performance objectives. In accordance with this adjusted formula, in March 1998 the Committee granted the Company's seven executive officers options for a total of 113,000 shares of Common Stock in respect of their performance during 1997, and in February 1999, the Committee granted five of the Company's six executive officers options for a total 117,756 shares of Common Stock in respect of their performance during 1998.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     The Compensation Committee determines the compensation of the Company's President and Chief Executive Officer, Mark C. Miller, on the basis of the same criteria applicable to the Company's executive officers generally.

     As noted earlier, the Compensation Committee recommended (and the Board of Directors approved) continuing Mr. Miller's base salary of $235,000 through 1998. The Compensation Committee granted Mr. Miller an option for 40,000 shares of Common Stock in March 1998 in respect of his performance during 1997 and an option for 38,428 shares in March 1999 in respect of his performance during 1998. Pursuant to the Committee's recommendation, Mr. Miller was paid a cash bonus of $30,500 in March 1998 in respect of his services in 1997 and, in accordance with Mr. Miller's prior election to forego a portion of his cash bonus, he also received a nonstatutory stock option for 11,429 shares. The factors most influencing the Committee's determination of the amount of Mr. Miller's cash bonus and stock option grant in March 1998 and his stock option grant in March 1999 were his significant leadership in identifying and negotiating the Company's eight acquisitions during 1997 and its 12 acquisitions during 1998 (including, in particular, the Company's acquisition of Waste Systems, Inc., the majority shareholder of 3CI Complete Compliance Corporation, in October 1998 and its acquisition of Med-Tech Environmental Limited in December 1998), his management of the Company's growth strategy generally and his oversight of the integration of acquired businesses into the Company's operations.

                                       Compensation Committee

                                       Jack W. Schuler, Chairman
                                       Peter Vardy
                                       L. John Wilkerson, Ph.D

                                PERFORMANCE GRAPH

     The following graph compares the cumulative total return (i.e., stock price appreciation plus dividends) on the Company's Common Stock for the period from August 23, 1996, when the Common Stock was first traded, through December 31, 1998, with the cumulative total return for the same period on the Nasdaq NMS Composite Index, the Russell 3000 Index and an index of a peer group of companies selected by the Company. The graph assumes that $100 was invested on August 23, 1996 in the Company's Common Stock and in the stock represented by each of the three indexes, and that all dividends were reinvested. The common stock of the following companies has been included in the peer group index:
Allied Waste Industries, Inc.; Browning-Ferris Industries, Inc.; Isolyser Company, Inc.; Isomedix, Inc. (for 1996 only); Safety-Kleen Corporation (for 1996 and 1997 only); Sterigenics International, Inc. (for 1997 and 1998 only); Sterile Recoveries, Inc.; Steris Corporation; United Waste Systems, Inc. (for 1996 and 1997 only); U.S.A. Waste Services, Inc. (for 1996 and 1997 only); and Waste Management, Inc. The stock price performance of the Company's Common Stock reflected in the following graph is not necessarily indicative of future performance.

                                  [ A CHART ]


                                  8/23/96    12/31/96    12/31/97    12/31/98
--------------------------------------------------------------------------------
Stericycle, Inc.                    $100      $124.32     $151.49      $161

Nasdaq NMS Composite Index          $100      $113.04     $136.18      $175

Russell 3000 Index                  $100      $111.65     $144.29      $167

Peer Group Index                    $100      $106.53     $138.03      $130
--------------------------------------------------------------------------------

                               THE BFI TRANSACTION

     On April 14, 1999, the Company entered into agreements (the "Allied Agreements") with Allied Waste Industries, Inc. ("Allied") pursuant to which the Company agreed to acquire from Allied, upon completion of Allied's acquisition of Browning-Ferris Industries, Inc. ("BFI"), all of BFI's medical waste management operations in the United States, Canada and Puerto Rico, and, in addition, all of Allied's own medical waste management operations, for $440 million in cash (the "BFI Transaction"). Allied and BFI are parties to a merger agreement providing for Allied's acquisition of BFI. The Company included copies of the Allied Agreements in its Form 8-K filed with the Securities and Exchange Commission on April 23, 1999.

     BFI is the largest provider of medical waste management services in the United States and Canada, serving over 200,000 customers from 120 locations in 45 states, Canada and Puerto Rico. BFI's revenues from medical waste management operations were approximately $198 million during its fiscal year ending September 30, 1998. Allied's revenues from medical waste management operations were less than $10 million during its fiscal year ending December 31, 1998.

                        FINANCING FOR THE BFI TRANSACTION

     One of the conditions to the Company's obligation to consummate the BFI Transaction is that the Company has obtained the necessary financing for the transaction on commercially reasonable terms. The Company is considering a number of alternative means of financing the transaction. The Company currently anticipates that it will finance the BFI Transaction primarily by the issuance of different types of debt securities. The Company believes that, in order to obtain more favorable rates and other terms on any debt securities that it may issue, the Company will find it desirable to issue a significant amount of Common Stock or, more likely, securities convertible into Common Stock, in privately negotiated transactions.

     The Company's authorized stock currently consists of 30,000,000 shares of Common Stock , of which, as of May 31, 1999, 14,552,417 shares were issued and outstanding and 2,618,654 shares were reserved for issuance upon the exercise of outstanding stock options and warrants and additional stock options that may be granted under the Company's stock option plans. Accordingly, under the laws of Delaware, the state of the Company's incorporation, the Company could issue approximately 12,829,000 shares of Common Stock, or debt securities convertible into approximately 12,829,000 shares of Common Stock, without stockholder approval. Because the Company expects that it is likely to want to issue convertible preferred stock as part of its plan to finance the BFI Transaction, however, the Board of Directors has approved a proposal to amend the Company's certificate of incorporation to authorize a class of preferred stock which the Board of Directors will have the authority to designate and issue from time to time. This proposal is being submitted to the stockholders for their consideration as Item 2.

     In addition, although under Delaware law the Company's Board of Directors could issue up to approximately 12,829,000 additional shares of Common Stock, or debt securities convertible into approximately 12,829,000 additional shares of Common Stock, without stockholder approval, the rules of the Nasdaq Stock Market, on which the Company's Common Stock is listed, require that stockholders approve the sale or issuance by the Company of Common Stock (or securities convertible into Common Stock) equal to 20% or more of the Common Stock outstanding prior to the sale or issuance. Because the Company believes that in order to finance the BFI Transaction, it is likely to issue Common Stock or, more probably, securities convertible into Common Stock, in an amount exceeding 20% of the Common Stock currently outstanding, the Company's Board of Directors has approved a proposal pursuant to which the stockholders would give the Board authority to issue and sell up to 5,000,000 shares of Common Stock, or securities convertible into up to 5,000,000 shares of Common Stock, representing an amount equal to approximately 34% of the Common Stock currently outstanding, in one or more privately negotiated transactions to be completed no later than July 31, 2000. This proposal is being submitted to stockholders for their consideration as Item 3.

     The Company currently believes that the most likely structure of the financing for the BFI Transac-tion will be the issuance of approximately $385-400 million of debt, some of which is likely to be in the form of a senior bank financing and some of which is likely to be in the form of subordinated high-yield notes, and the sale of $50-75 million of equity securities, which are most likely to be in the form of one or more series of convertible preferred stock (if the proposal in Item 2 is approved). The exact terms of the financing generally and, in particular, the powers, designations, preferences and rights of the preferred stock, if any, issued and sold as part of the financing, will depend upon a number of factors. These factors are likely to include conditions in the debt and equity markets at the time of commitment and issuance of the securities and the performance and prospects of the Company and the business to be acquired in the BFI Transaction. However, based upon current market conditions, the Company's present expectation is that the terms and provisions of any preferred stock issued as part issued of the financing are likely to include the following:

     - a liquidation preference over the Common Stock in an amount equal to the purchase price
     -    a cumulative dividend at a rate between 7-9% of the purchase price
     - the right to convert, at the option of the holder, into shares of Common Stock at a conversion price equal to a 10-25% premium over the price of a share of Common Stock on the commitment date
     -    antidilution protection on a weighted average basis
     - voting rights on an as-if-converted basis, with special class voting rights on certain matters
     -    demand and incidental registration rights
     - minority representation on the Company's Board of Directors reflective of equity ownership

                                     ITEM 2

          PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION
                      TO CREATE A CLASS OF PREFERRED STOCK

     As noted, the Company is not currently authorized to issue shares of preferred stock. The Board of Directors has proposed and recommends to the stockholders that Article 4 of the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") be amended to authorize the issuance by the Company of up to 1,000,000 shares of a new class of undesignated preferred stock, par value $.01 per share (the "Preferred Stock"). Under the proposed amendment to Article 4, the Board of Directors would be authorized, without further stockholder action, to provide for the issuance of all or any shares of Preferred Stock in one or more series and to establish the powers, designations, preferences, rights, qualifications, limitations and restrictions of those shares as the Board, in its sole discretion, determines.

     Adoption of the proposed amendment requires the approval of the holders of a majority of the shares of Common Stock outstanding as of the record date for the 1999 Annual Meeting. A copy of Article 4 of the Company's Certificate of Incorporation, as Article 4 is proposed to be amended, appears as Exhibit A to this Proxy Statement.

     As noted, authorization of this class of undesignated Preferred Stock would give the Board of Directors the flexibility to create one or more series of Preferred Stock, from time to time, and to determine the respective powers, designations, preferences, rights, qualifications, limitations and restrictions of each series. These matters would include, for example: (i) the number of shares in each series, (ii) whether a series will bear dividends and, if so, whether the dividends will be cumulative, (iii) the dividend rate and the dates of dividend payments, (iv) liquidation preferences, if any, (v) the terms of redemption, if any, including timing, rates and prices, (vi) conversion rights, if any, (vii) sinking fund requirements, if any, (viii) any restrictions on the issuance of additional shares of any series, (ix) any voting rights and (x) any other powers, designations, preferences, rights, qualifications, limitations or restrictions.

     Shares of Preferred Stock could have priority over shares of Common Stock with respect to dividends (which may be made cumulative with respect to the Preferred Stock) and with respect to the assets of the Company upon liquidation, and could reduce the amount of assets available for distribution to the holders of Common Stock upon a liquidation of the Company. Depending upon the particular terms of any series of Preferred Stock, holders of that series may have significant voting rights and the right to representation on the Company's Board of Directors. In addition, the approval of holders of shares of Preferred Stock, voting as a class or as a series, may be required for the taking of certain corporate actions, such as mergers.

     The Board of Directors believes that the proposed authorization of this class of Preferred Stock is desirable because it would provide the Company with increased flexibility to arrange for financing of the BFI Transaction, to meet future capital requirements through equity financings and to take advantage of favorable market conditions and possible acquisition opportunities without the delay and expense ordinarily attendant upon obtaining further stockholder approval.

     If the proposed amendment is approved, the Board of Directors will be empowered to authorize the issuance of up to 1,000,000 shares of Preferred Stock, from time to time, for such purposes, to such persons and for such consideration as the Board may deem desirable, without further authorization by the stockholders, except as may be required by applicable Delaware law, other applicable law or the rules of the Nasdaq Stock Market or any stock exchange on which the shares of Common Stock or Preferred Stock may be listed or traded. The timing of the actual issuance of shares of Preferred Stock will depend upon, among other things, market conditions and the specific purpose for which the shares are to be issued.

     Stockholders will not have any preemptive rights to acquire shares of Preferred Stock authorized by the proposed amendment. The proposed authorization of the issuance of shares of the Preferred Stock will not change the number of shares of Common Stock currently outstanding or the rights of holders of Common Stock. Under certain circumstances, however, issuance of shares of Preferred Stock could affect existing stockholders by dilution of their voting power as well as by dilution of earnings and book value per share, especially in the case of Preferred Stock which is convertible into shares of Common Stock.

     Stockholders should recognize that the issuance of shares of Preferred Stock may have the effect of discouraging or thwarting persons seeking to take control of the Company through a tender offer or proxy fight or seeking to bring about the removal of incumbent management or a corporate transaction such as a merger. For example, the issuance of shares of Preferred Stock in a public or private sale, or in a merger or similar transaction, would increase the number of the Company's outstanding shares, thereby diluting the interest of a party seeking to take over the Company. In addition, the Preferred Stock could be viewed as having the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of Common Stock, to acquire control of the Company, because the authorization of undesignated Preferred Stock could be used by the Board of Directors for the adoption of a stockholder rights plan or "poison pill." Stockholders should note that any action taken by the Company that discourages, or that has the effect of discouraging, an attempt to acquire control of the Company might result in stockholders not being able to participate in any possible premiums that they might obtain in the absence of anti-takeover provisions. Any transaction which may be so discouraged or avoided could be a transaction that the Company's stockholders might consider to be in their best interests.

     The proposed amendment to authorize Preferred Stock is being made because of the Company's desire to have flexibility in arranging for financing of the BFI Transaction. It has not been made in response to, and is not being presented to deter, any effort to obtain control of the Company. It is also not being proposed as an anti-takeover measure.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND ARTICLE 4 OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO AUTHORIZE THE CREATION OF A CLASS OF PREFERRED STOCK.

                                     ITEM 3

                  PROPOSAL TO AUTHORIZE THE BOARD OF DIRECTORS
     TO ISSUE AND SELL, FOR CASH, UP TO 5,000,000 SHARES OF COMMON STOCK, OR SECURITIES CONVERTIBLE INTO UP TO 5,000,000 SHARES OF COMMON STOCK, IN
  PRIVATELY NEGOTIATED TRANSACTIONS TO BE COMPLETED NO LATER THAN JULY 31, 2000

     The Board of Directors has approved the submission to the stockholders for their consideration of a proposal giving the Board the authority to issue and sell, for cash, up to 5,000,000 shares of Common Stock, or securities convertible into 5,000,000 shares of Common Stock, in privately negotiated transactions to be completed no later than July 31, 2000.

     Although under Delaware law the Board of Directors could issue approximately 12,829,000 additional shares of Common Stock or securities convertible into up approximately 12,829,000 additional shares of Common Stock, without stockholder approval, the rules of the Nasdaq Stock Market, on which the Company's Common Stock is listed, require that stockholders approve the private sale or issuance by the Company of Common Stock (or securities convertible into Common Stock) equal to 20% or more of the Common Stock outstanding prior to the sale or issuance. While, as noted above, the Company does not have a definitive financing plan in place for the BFI Transaction, the Company expects that it will desire to issue some Common Stock or, more likely, Preferred Stock convertible into Common Stock, as part of the eventual plan of financing. The Company is seeking stockholder approval to authorize the issuance or potential issuance of Common Stock in an amount equal to approximately 34% of the Common Stock currently outstanding.

     If stockholders approve both this proposal and the proposal in Item 2 (to amend the Certificate of Incorporation to create a class of undesignated preferred stock), the Board of Directors would have the authority not only to create one or more series of Preferred Stock and to fix the powers, designations, preferences and rights of each series, but also to issue shares of Preferred Stock that are convertible into a greater number of shares of Common Stock than would have been the case if this proposal had not been approved. If stockholders approve the proposal in this Item 3 but not the proposal in Item 2, the Board would not have the authority to issue any shares of Preferred Stock but would have the authority to issue more shares of Common Stock, or securities convertible into more shares of Common Stock, such as convertible debt securities, than would have been the case if the proposal in this Item 3 had not been approved. If the proposal in Item 2 is approved but the proposal in this
Item 3 is not, the Board of Directors would have the authority to create one or more series of Preferred Stock and to fix the powers, designations, preferences and rights of each series, with the limitation that if the Preferred Stock were convertible into Common Stock and were issued and sold in private transactions, the number of shares of Common Stock into which any such Preferred Stock could be converted could not exceed 20% of the number of shares of Common Stock outstanding before the issuance of the Preferred Stock. Any issuance of Common Stock or securities convertible into Common Stock could have the effect of diluting the interests of existing holders of Common Stock.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AUTHORIZE THE BOARD OF DIRECTORS TO ISSUE AND SELL, FOR CASH, UP TO 5,000,000 SHARES OF COMMON STOCK, OR SECURITIES CONVERTIBLE INTO UP TO 5,000,000 SHARES OF COMMON STOCK, IN ONE OR MORE PRIVATELY NEGOTIATED TRANSACTIONS TO BE COMPLETED NO LATER THAN JULY 31, 2000.

                                     ITEM 4

                         RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Company has appointed Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending December 31, 1999. Ernst & Young LLP has served as the Company's independent public accountants since the Company's incorporation in March 1989. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

     Ratification of the appointment of Ernst & Young LLP as the Company's independent public accountants will require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting. In the event that the Company's stockholders do not ratify the appointment of Ernst & Young LLP, the Board of Directors may reconsider the appointment.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

                                  OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors knows of no other business to come before the Annual Meeting for consideration by the Company's stockholders. If any other business properly comes before the meeting, the persons named as proxies in the accompanying proxy card will vote the shares of Common Stock represented by the proxy in accordance with their judgment.

                STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

     Any stockholder of the Company who wishes to present a proposal to be considered at the Company's Annual Meeting of Stockholders in 2000 and who, pursuant to Rule 14a-8 of the Securities and Exchange Commission, wishes to have his or her proposal included in the Company's proxy statement and form of proxy for that meeting, must submit the proposal in writing to the Company so that it is received by March 8, 2000. Any stockholder who wishes to present a proposal to be considered at the Company's Annual Meeting of Stockholders in 2000, but to do so outside of the processes of Rule 14a-8, must submit his or her proposal in writing to the Company so that it is received by May 24, 2000.

     Stockholder proposals for inclusion in the Company's proxy statement and form of proxy must satisfy the requirements of the rules of the Securities and Exchange Commission in order to be included. Stockholder proposals should be sent to the Secretary of the Company at 28161 North Keith Drive, Lake Forest, Illinois 60045.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act requires the Company's directors, executive officers and persons beneficially owning more than 10% of the Company's outstanding Common Stock to file periodic reports of stock ownership and stock transactions with the Securities and Exchange Commission. On the basis solely of a review of copies of these reports, the Company believes that all filing requirements for 1998 were satisfied in a timely manner.

                             ADDITIONAL INFORMATION

     The cost of soliciting proxies on the accompanying proxy card will be borne by the Company. Some officers and regular employees of the Company may solicit proxies in person or by mail, telephone or telecopier, but will not receive any additional compensation for their services. The Company may retain a proxy solicitor to assist in the solicitation of proxies. If a proxy solicitor is retained, the firm may solicit proxies in person or by mail, telephone or telecopier. The Company estimates that the fees of any proxy solicitor that it may retain will not exceed $25,000 plus reimbursement of customary out-of-pocket expenses. The Company may reimburse brokers and others for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners of shares of the Company's Common Stock.

     The Company has previously furnished to all stockholders of record as of March 31, 1999 a copy of its Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the Securities and Exchange Commission. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH STOCKHOLDER OF RECORD ON THE RECORD DATE FOR THE ANNUAL MEETING, UPON THE STOCKHOLDER'S WRITTEN REQUEST, AN ADDITIONAL COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998. REQUESTS SHOULD BE DIRECTED TO THE SECRETARY OF THE COMPANY AT 28161 NORTH KEITH DRIVE, LAKE FOREST, ILLINOIS 60045.

                                                                       EXHIBIT A
                               FIRST AMENDMENT TO

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                STERICYCLE, INC.



     Article 4 of the Corporation's Amended and Restated Certificate of Incorporation shall be amended to read as follows:

                                    ARTICLE 4

                                  CAPITAL STOCK

     The total number of shares of all classes of stock which the Corporation shall have authority to issue is 31,000,000 shares, divided into two classes as follows: (i) 30,000,000 shares of Common Stock, with a par value of $.01 per share, and (ii) 1,000,000 shares of Preferred Stock, with a par value of $.01 per share.

     Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is expressly authorized to fix by resolution the powers, designations, preferences and relative, participating, optional and other rights, and qualifications, limitations and restrictions, of each series of Preferred Stock, including, without limitation, the dividend rate, conversion rights, voting rights, liquidation preference and redemption price of the series.

PROXY                                                                      PROXY

                                STERICYCLE, INC.
                             28161 North Keith Drive
                           Lake Forest, Illinois 60045

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF STERICYCLE, INC.

         I or we hereby appoint each of Jack W. Schuler, Mark C. Miller and Frank J.M. ten Brink (the "proxies") as my or our proxy, each with the power to appoint his substitute, and authorize each of them acting alone to vote all of the shares of Common Stock, par value $.01 per share, of Stericycle, Inc. (the "Company") held of record by me or us on June 28, 1999 at the 1999 Annual Meeting of Stockholders to be held on August 5, 1999 (the "Annual Meeting"), and at any adjournment of the Annual Meeting.

         If properly completed and returned, this Proxy will be voted as directed. If no direction is given, this Proxy will be voted in accordance with the recommendations of the Company's Board of Directors: FOR each of the seven nominees for election as a director (Item 1); FOR approval of a proposal to amend the Company's certificate of incorporation to authorize a class of preferred stock (Item 2); FOR approval of a proposal to authorize the issuance and sale, for cash, of up to 5,000,000 shares of the Company's Common Stock, or securities convertible into up to 5,000,000 shares of Common Stock, in one or more privately negotiated transactions to be completed no later than July 31, 2000 (Item 3); and FOR ratification of the appointment of Ernst & Young LLP as the Company's independent public accountants (Item 4). It will be voted in the best judgment of the proxies in respect of any other business that properly comes before the Annual Meeting.

           PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY
                        USING THE ENCLOSED REPLY ENVELOPE

               (Continued and to be signed on the reverse side.)

                                STERICYCLE, INC.

    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. / /

1.       ELECTION OF DIRECTORS--
         Nominees:  Jack W. Schuler, Mark C. Miller, Patrick F. Graham,
         Rod F. Dammeyer, John Patience, Peter Vardy, L. John Wilkerson, Ph.D.

         FOR ALL  /  /   WITHHOLD ALL  /  /   FOR ALL EXCEPT /  /

         ______________________________________
         (Except Nominee(s) written above

2. Proposal to amend the Company's Certificate of Incorporation to create a class of preferred stock

         FOR   /  /   AGAINST  /  /   ABSTAIN  /  /

3. Proposalto authorize the Board Of Directorsto issue and sell, for cash, up to 5,000,000 shares of Common Stock, or securities convertible into up to 5,000,000 shares of Common Stock, in privately negotiated transactions to be completed no later than July 31, 2000

         FOR   /  /   AGAINST  /  /   ABSTAIN  /  /

4. Ratification of appointment of Ernst &Young LLP as the Company's independent public accountants for the year ending December 31, 1998.

         FOR   /  /   AGAINST  /  /   ABSTAIN  /  /


         Date: _______________________________, 1999

         Signature: ________________________________

         Signature: ________________________________

         Title or Capacity: ________________________

         Instruction: Please sign exactly as your name appears immediately to the left. If signing as a fiduciary (for example, as a trustee), please indicate your fiduciary capacity. If signing on behalf of a corporation, partnership or other entity, please indicate your title or other authorized capacity. If the shares for which this Proxy is given are held jointly, both joint tenants must sign.